EXHIBIT 10(o)(xvi)

EXECUTIVE SEPARATION AGREEMENT AND RELEASE

THIS AGREEMENT is dated as of October 28, 2011, by and between Albany International Corp. (hereinafter referred to as “Albany”) and Michael J. Joyce (hereinafter referred to as “Executive”).

RECITALS

WHEREAS, Executive has been employed by Albany as President, Applied Technologies Group and may serve as a director or officer of various Albany subsidiaries and affiliates, or as a fiduciary to various employee benefit plans; and

WHEREAS, Executive and Albany recognize that there exists the possibility of a strategic restructuring by Albany of all or a portion of the businesses in which Executive has responsibility; and

WHEREAS, Executive and Albany recognize that the strategic restructuring will result in the elimination of Executive’s responsibilities and duties; and

WHEREAS, Albany and Executive have agreed that Executive’s employment with Albany shall terminate and Executive shall resign all offices and positions with Albany or any of its subsidiaries or affiliates; and

WHEREAS, the parties seek to enter into this Executive Separation Agreement and Release (hereinafter, the “Agreement”) with the intent to establish a mutually acceptable separation date and to settle and compromise all claims and issues that have, or could have been raised in relation to Executive’s employment with Albany or in relation to any positions he held with any of Albany’s subsidiaries, affiliates, employee benefits plans or trusts, or in any way related to the termination of such employment and/or service; and

WHEREAS, Executive and Albany each believe that it is in their best interests to agree to the terms forth herein.

WITNESSETH

NOW THEREFORE, in consideration of the foregoing premises, the covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Albany and Executive hereby agree as follows:

1. Executive acknowledges that he was given this Agreement on October 28, 2011 and was afforded 21 days to consider same.

2. Executive was, and hereby is, advised to consult a lawyer before signing this Agreement and did in fact have the opportunity to obtain advice from counsel.

3. Executive may accept this Agreement only by signing, dating and delivering the Agreement to Albany (in the manner set forth in Section 34) on or before Albany’s normal close of business on November 23, 2011. Time is of the essence with regard to this Section 3.

4. Executive may revoke this Agreement at any time within seven (7) days after signing and delivering it to Albany by notifying Albany in writing (in the manner set forth in Section 34) of Executive’s decision to revoke. Time is of the essence with regard to this Section 4.

5. The effective date of this Agreement (“Effective Date”) shall be the 8th day after Executive signs and delivers the Agreement in accordance with Section 3 above, unless Executive revokes the Agreement in accordance with Section 4 above. If Executive revokes this Agreement in accordance with Section 4 above, this Agreement will not become operative and will not be binding on Executive or Albany.

6. Executive’s employment with Albany shall terminate effective January 1, 2012 (the “Separation Date”) unless terminated earlier in accordance with paragraph 7 or 8 hereof. Effective as of the Separation Date, or the date of any earlier termination pursuant to paragraph 7 or 8, Executive resigns all offices, directorships and any other positions held with Albany or any of Albany’s subsidiaries or affiliates, or any of their employee benefit plans or trusts.

7. Nothing herein is intended to alter the at-will nature of Executive’s employment relationship with Albany. Albany reserves the right to terminate Executive prior to January 1, 2012 with or without cause. For the purposes of this paragraph 7, “Cause” shall be deemed to exist if he Executive has

(a)	been convicted of a felony;
(b)	caused substantial harm to the Company with intent to do so, or as a result of gross negligence in the performance of his duties, except in cases involving Executive’s mental or physical incapacity or disability;
(c)	not made a good faith effort to substantially perform and carry out his duties as Executive, except in cases involving Executive’s mental or physical incapacity or disability;
(d)	wrongfully and substantially enriched himself at the expense of the Company;
(e)	engaged in fraud, material dishonesty, or gross misconduct in the performance of his duties as Executive;
(f)	engaged in unlawful conduct that may reasonably be considered to reflect negatively on Albany or compromise the effective performance of Executive’s duties as determined by Albany in its sole discretion;

(g)	willfully violated Albany’s Business Ethics Policy or any other Albany policy that may reasonably be considered to reflect negatively on Albany or compromise the effective performance of Executive’s duties as determined by Albany in its sole discretion;
(h)	wrongfully and without the prior express written consent of Albany, by its CEO or his authorized designee, engaged in any business or activity, either on his own or as an employee, which is deemed to be in competition with Albany’s business;
(i)	breached any of the terms of this Agreement.

8. Executive reserves the right to voluntarily terminate his at-will employment with Albany with or without cause at any time prior to January 1, 2011.

9. From the date hereof until the date Executive’s employment with Albany terminates (either as of the Separation Date or earlier), Executive shall continue to perform the duties of his current position and assist in the transition of his duties as directed by the Chief Executive Officer or the Board of Directors. Executive further covenants and agrees to respond, for a reasonable time thereafter not to exceed twelve months, to any inquiries from Albany regarding incomplete or unresolved transitional matters. During the remainder of Executive’s employment with Albany, Albany shall continue to pay Executive at his current rate of compensation less (i) applicable withholdings and deductions required by law or otherwise agreed to by the parties, (ii) deductions of premiums due for any health care or life insurance coverage provided by or through Albany, (iii) 401(k) savings plan or other Albany benefit plan contributions and (iv) any other applicable withholdings. During the remainder of Executive’s employment with Albany, Executive will be eligible to receive the same package of employee benefits to which he is currently entitled, provided, however, that Albany reserves the right to modify, supplement, amend or eliminate the standard benefits provided to its employees, including, without limitation, the eligibility requirements and/or premiums, deductibles, co-payments or other charges relating thereto.

10. Executive agrees that on or after the last date of his employment with Albany he shall execute an additional release in the form annexed hereto (the “Supplemental Release”) covering the period from the date of Executive’s execution of this Agreement through his last date of employment. Executive covenants and agrees that the obligations to be performed by Albany under this Agreement after the last date of Executive’s employment shall be contingent upon the execution of the Supplemental Release. Failure to execute the Supplemental Release, however, will not affect the validity of the release contained in paragraph 16 of this Agreement.

11. In addition to performing the current duties of his position, Executive shall assist Albany in its efforts of communicating with third-parties interested in entering into a transaction for the purchase and sale of Albany’s Albany Door Systems business segment (hereinafter “Interested Parties”). For the purposes of this agreement, Albany Door Systems business segment (hereinafter the “ADS business segment”) shall be defined to include all assets and liabilities carried on Albany’s Consolidated Balance Sheet at the time of the Transaction relating to the manufacture and sale of high speed overhead doors. Executive’s efforts shall be undertaken in his capacity as an employee of Albany and nothing herein shall be deemed to create a principal-broker/agent relationship.

12. At the termination of Executive’s employment by Albany, either on January 1, 2012 or earlier, for any reason but Cause as defined in paragraph 7 of this Agreement, and after the irrevocability of this Agreement, Albany agrees to provide Executive with the following severance benefits to which he would not otherwise be entitled. Executive acknowledges and agrees that these severance benefits constitute adequate legal consideration for the promises and representations made by him in this Agreement, and are in lieu of any benefits payable under any severance plan now in existence or adopted prior to the Separation Date.

(a)	Albany will pay Executive the gross sum of $34,525 per month for a period of twenty-four (24) months following the Separation Date (the “Severance Period”) for a total of $828,600. The aforesaid monthly payments (the “Severance Payments”) shall be made by check, or direct deposit, on or about the 15th day of the month and will begin after the Separation Date and after this Agreement becomes irrevocable and continue on or about the 15th day of every month thereafter until paid in full (and may contain pro rata payment for any partial month). In the event Executive dies before the last Severance Payment is made hereunder, the balance of such payments shall be paid to his spouse or, if he shall have no such spouse at that time, to his estate.
(b)	During the Severance Period, should Executive elect, pursuant to the protections afforded by the Consolidated Omnibus Budget Reconciliation Act, to continue group health care coverage as is from time to time provided by or through Albany to other eligible employees, Albany shall pay the then applicable required contribution for the first eighteen (18) months of the Severance Period, or until Executive terminates such coverage, whichever shall occur first.
(c)	Albany reserves the right, in accordance with the terms of its applicable employee benefit plans, to modify, supplement, amend or eliminate the coverages described in subparagraph (b) above, including, without limitation, the eligibility requirements and/or premiums, deductibles, co-payments or other charges relating thereto.
(d)	Albany shall pay Executive for any accrued, unused vacation pursuant to existing corporate policy at Executive’s last rate of salary, less applicable withholdings and deductions required by law or otherwise agreed to by the parties. Said payment shall be made at the first normal pay date following the Separation Date.
(e)	Any stock options that have been previously awarded to Executive shall be treated in accordance with the terms of Albany’s stock option plan under which such options were awarded as if Executive’s separation was an involuntary termination. Any restricted stock units that have been previously awarded to Executive shall similarly be treated in accordance with the terms of the plans under which such restricted stock units were granted as if the separation was an involuntary separation. All such stock options and restricted stock units shall continue vesting to and including the Separation Date.

(f)	To compensate Executive for any forfeited benefits under Albany’s Supplemental Executive Retirement Plan, Albany shall pay Executive an additional $1,750.00 on or about the 15th day of each month during the Severance Period for a total of $42,000, provided however, that the first six of such monthly payments shall be delayed and paid as a lump sum of $10,500 on the first regularly-scheduled payroll date following the sixth month anniversary of Executive’s Separation Date.
(g)	Albany shall pay Executive an additional $183,375 in one lump sum on the first regularly-scheduled payroll date following the sixth month anniversary of Executive’s Separation Date to compensate Executive for the loss of unvested restricted stock units which had been awarded to Executive under a special executive retention incentive and which would otherwise be forfeited as a result of his termination.
(h)	To assist Executive in obtaining new employment, Albany shall make available and bear the cost of outplacement services to be provided by Lee Hecht Harrison. Said services will be provided for a period of up to eighteen (18) months following the Separation Date, or until Executive finds suitable employment, whichever occurs first.
(i)	Effective as of the Separation Date, or such earlier date as Executive’s employment may be terminated in accordance with paragraph 7 or 8, hereof, Executive will no longer be an employee of Albany, and will cease to accrue benefits under any pension, deferred compensation, 401(k), profit-sharing or other Albany employee welfare benefit plan.
(j)	Executive acknowledges and agrees that, except for this Agreement, Executive would have no right to receive all of the benefits described above.
(k)	Executive acknowledges and agrees that in the event Executive’s employment is terminated by Albany for Cause as defined in this Agreement before the Separation Date, then he shall not be entitled to any of the severance benefits described in this Paragraph 12, excepting only payment for any accrued, but unused vacation referred to above in subparagraph “(d).” If Executive’s duties are substantially completed before the Separation Date, however, and Executive is released by Albany before the Separation Date to pursue other interests not in competition with Albany’s business or otherwise in violation of the restrictive covenants set forth in paragraph 18 of this Agreement, Executive shall not forfeit and shall remain entitled to receive all of the severance benefits described in this paragraph 12.

13. In the event Albany succeeds in consummating a transaction resulting in the sale of the ADS business segment (hereinafter a “Transaction”) on or before March 31, 2012 (the actual date of consummation hereinafter referred to as the “Closing Date”), and provided Executive is employed by Albany as of the Closing Date, Albany will to pay Executive a success fee equal to $207,152.00. Albany shall pay the Success Fee in one installment within 60 days following the Closing Date.

14. All payments which become due to Executive pursuant to this Agreement shall be subject to all applicable withholdings and deductions required by law or otherwise agreed to by the parties.

15. As used in this Agreement, the term “Albany” means, individually and collectively, Albany, each subsidiary, parent company or affiliate of Albany, and their respective employee welfare benefit plans, employee pension benefit plans, successors and assigns as well as all present and former shareholders, directors, officers, fiduciaries, agents, representatives and employees of those companies and other entities.

16. Subject to Executive’s right to revoke stated in paragraph 4 above, by signing this Agreement, Executive immediately gives up and releases Albany from, and with respect to, any and all rights and claims that Executive may have against Albany, whether or not Executive presently is aware of such rights or claims. In addition, and without limiting the foregoing:

(a)	Executive on behalf of himself, his agents, spouse, representatives, assignees, attorneys, heirs, executors and administrators, fully releases Albany and Albany’s past and present successors, assigns, parents, divisions, subsidiaries, affiliates, officers, directors, shareholders, employees, agents and representatives from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of moneys, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorney’s fees, and remedies of any type, which Executive now has or hereafter may have, by reason of any matter, cause, act or omission arising out of or in connection with Executive’s employment or the termination of his employment with Albany, including, without limiting the generality of the foregoing, any claims, demands or actions arising under the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, and any other federal, state or local statute, ordinance or common law of any state regarding employment, discrimination in employment, or the termination of employment. Notwithstanding the foregoing, Executive is not waiving any right that cannot, as a matter of law, be voluntarily waived, including the right to file or participate in the adjudication of a claim of discrimination filed with any state or federal administrative agency, though Executive expressly waives any right to recover monetary damages as a result of any claim filed with any state or federal administrative agency.

The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or any covenant of good faith and fair dealing; all tort claims; and all claims for attorney’s fees or expenses.

Notwithstanding the foregoing, this release shall not prevent Executive from receiving any compensation earned but not yet paid prior to the Separation Date, any compensation or benefits set forth in this Agreement, or any benefit to which Executive would otherwise be entitled under an existing Albany benefit plan, including: claims for reimbursement of expenses incurred prior to the Separation Date under Albany’s expense reimbursement policy; benefits under any employee benefit plan, as that term is defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); benefits under the Workers Compensation Law for injuries occurring on or before the Separation Date; and benefits under any statutory disability plan.

Executive represents that he or she understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against Albany he or she is releasing, and that he or she understands that he or she is not releasing any rights or claims arising after the date Executive signs this Agreement.

(b)	If Executive breaches any obligation under this Agreement, Executive agrees that Albany shall not be obligated to continue to make payments under paragraph 12, and to reimburse Albany for any and all payments previously made pursuant to paragraph 12. This shall not apply to any payment for any accrued, but unused vacation referred to in paragraph 12(d).
(c)	Nothing in this Agreement, however, shall be deemed a waiver of any vested rights or entitlements Executive may have under any retirement or other employee benefit plans administered by Albany. Nor shall anything in this Agreement operate to release Albany from its obligations under this Agreement.

17. This Agreement does not constitute an admission by Albany of any liability to Executive, and Executive understands and agrees that Albany denies any such liability to Executive.

18. Executive acknowledges the highly competitive nature of Albany’s business and in recognition thereof agrees as follows:

A. During the Severance Period, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business, organization, entity or enterprise whatsoever (“Person”), Executive shall not directly or indirectly, without the prior express written consent of Albany, by its CEO or his authorized designee,

(i) engage in any business or activity, either on his own or as an employee, which is deemed to be in competition with Albany’s business (a “Competitive Business”);

(ii) enter into the employ of, or render any services to, any Person in respect of any Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that in no event shall ownership of less than 2% of the outstanding capital stock of any corporation, in and of itself, be deemed a violation of this covenant if such capital stock is listed on a national securities exchange or regularly traded in an over-the-counter market; or

(iv) interfere with, or attempt to interfere with, any business relationships (whether formed before or after the Termination Date) between Albany or any of its subsidiaries or affiliates and their customers, clients, suppliers or investors.

B. During the Severance Period, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, Executive shall not directly or indirectly:

(i) solicit or encourage any employee of Albany or any of its subsidiaries or affiliates to leave the employment of Albany or any of its subsidiaries or affiliates; or

(ii) hire any such employee who was employed by Albany or any of its subsidiaries or affiliates as of the Termination Date or, if later, within the six-month period prior to such date of hire.

It is expressly understood and agreed that although the parties consider the restrictions in this Paragraph 18 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this paragraph is an unenforceable restriction against Executive, the provisions of this paragraph shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may determine to be enforceable.

19. Executive acknowledges that as a consequence of his employment with Albany proprietary and confidential information relating to Albany’s business may be, or have been, disclosed to or developed or acquired by Executive which is not generally known to the trade or the general public and which is of actual or potential value to Albany (“Proprietary Information”). Such Proprietary Information includes, without limitation, information about trade secrets, inventions, patents, licenses, research projects, costs, profits, markets, sales, customer lists, proprietary computer programs, proprietary records, and proprietary software; plans for future development, and any other information not available to the trade or the general public, including information obtained from or developed in conjunction with a third party that is subject to a confidentiality or similar agreement between Albany and such third party. Executive acknowledges and agrees that his relationship with Albany with respect to such Proprietary Information has been and shall be fiduciary in nature. Consequently, during the remainder of, and after, his employment by Albany, Executive shall not use any Proprietary Information for his own benefit, or for the benefit of any other person or entity or for any other purpose whatsoever other than the performance of his work for Albany, and Executive shall maintain all such information in confidence and shall not disclose any thereof to any person other than employees of Albany authorized to receive such information. This obligation is in addition to any similar obligations Executive may have pursuant to any other agreement, statute or common-law. Nothing herein, however, shall preclude Executive from describing his duties with Albany in future job interviews.

20. Executive specifically agrees and covenants that he will not directly or indirectly disparage Albany or any subsidiary or affiliate of Albany, or any of their respective officers, directors, employees, attorneys or representatives, or any of their respective products or services in any manner, at any time, to any person or entity. “Disparage” is defined as, but not limited to, any utterance whatsoever either verbal, in writing, by gesture or any behavior of any kind that might tend to or actually harm or injure Albany or any subsidiary or affiliate of Albany, whether intended or not.

21. Albany specifically agrees and covenants that it will not directly or indirectly disparage Executive in any manner, at any time, to any person or entity, and agrees that any third parties, including but not limited to prospective employers or other third parties inquiring about Executives employment and/or the reasons for his separation from employment with Albany will be directed to Albany’s CEO or Counsel, or their designees.

22. Executive shall forfeit any unpaid amounts due pursuant to this Agreement and shall, upon demand, repay any amounts already paid hereunder if, after the Termination Date:

(i) there is a significant restatement of Albany’s financial results, caused or substantially caused by the fraud or intentional misconduct of Executive;

(ii) Executive breaches any provision of this Agreement, including, without limitation, the covenants set for in paragraphs 10, 18, 19, 20 and 22;

(iii) Albany discovers conduct by Executive that would have permitted termination for Cause as defined in this Agreement, provided that such conduct occurred prior to the Termination Date.

23. Executive and Albany understand and agree that (a) the existence and terms of this agreement are strictly confidential; (b) they will not disclose the terms of this agreement to any third party, unless requested to do so by any state, federal or local regulatory, prosecutorial or administrative agency or body of competent jurisdiction, or court of competent jurisdiction. However, nothing herein shall (1) preclude Executive from discussing the contents hereof with his family, accountant, tax adviser or legal advisor, and doctors, or (2) preclude Albany from informing any third parties, including prospective employers, that Executive is bound by the restrictive covenants set forth in paragraphs 18 and 19 hereof.

24. Albany and Executive agree that a breach by Executive of the provisions in paragraphs 18, 19 and 20 of this Agreement may cause irreparable harm to Albany which will be difficult to quantify and for which money damages will not be adequate. Accordingly, Executive agrees that Albany shall have the right to obtain an injunction against Executive, without any requirement for posting any bond or other security, enjoining any such breach or threatened breach in addition to any other rights or remedies available to Albany on account of any breach or threatened breach of this Agreement.

25. This Agreement and the exhibits hereto constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, including without limitation, that certain Severance Agreement entered into by the parties effective August 5, 2009 and executed by Executive on July 22, 2009. This Agreement may not be amended or modified except in a written instrument executed by both Albany and Executive. This Agreement shall not be construed as giving Executive any legal or equitable right not otherwise specifically provided for herein.

26. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which Albany may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

27. It is the intent of the parties that this Agreement provides payments and benefits that are either exempt from the distribution requirements of Section 409A of Code, or satisfy those requirements. Accordingly, the Agreement shall be interpreted and performed so as to be exempt from Section 409A, but if that is not possible, the Agreement shall be interpreted and performed so as to comply with Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at Executive’s option, shall be modified, to the extent practical, so as to make it compliant by altering the payments or the timing of their receipt. The methodology to effect or address any necessary modifications shall be subject to reasonable and mutual agreement between the parties. Notwithstanding anything to the contrary in this Agreement, in the event that (i) a distribution of benefits is subject to Section 409A, (ii) at the time the distribution would otherwise be made to Executive, Executive is a “specified employee” (as that term is defined in the final regulations under Section 409A), and (iii) the distribution would otherwise be made during the 6-month period commencing on the date of Executive’s separation from service, then such distribution will instead be paid to Executive in a lump sum at the end of the 6-month period. The foregoing delay in the distribution of benefits shall be made in conformance with the final regulations under Section 409A.

If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

28. Albany and Executive intend for every provision of this Agreement to be fully enforceable. But, if a court with jurisdiction over this Agreement determines that all or part of any provision of this Agreement is unenforceable for any reason, Albany and Executive intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Agreement.

29. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to any provisions thereof relating to conflict of laws.

30. Executive and Albany each agree that if an action is commenced by any party alleging breach of this Agreement, the non-prevailing party shall be liable to the prevailing party for any and all available legal and equitable relief, as well as reasonable attorneys’ fees and costs associated with pursuing or defending such legal action.

31. The parties agree that they have waived their right to a jury trial with respect to any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of Executive, or the termination thereof, including any claims under federal, state, or local law, and that any such controversy, claim, or dispute shall be heard and adjudicated in either a state or federal court sitting in Albany County, New York.

32. Executive acknowledges that he has read this entire Agreement, that he fully understands its meaning and effect, and that he has voluntarily signed this Agreement.

33. Executive understands that the release contained in Paragraph 16 hereof is a general release, and represents that he has been advised to seek counsel on the legal and practical effect of a general release, and recognizes that he is executing and delivering this release, intending thereby to be legally bound by the terms and provisions thereof, of his own free will, without promises or threats or the exertion of duress. He also acknowledges that he has had adequate time to review it, have it explained to him, and understands its provisions.

34. Notices or other deliveries required or permitted to be given or made under this Agreement by Executive to Albany shall, except to the extent otherwise required by law, be deemed given or made if delivered by hand or by express mail or overnight courier service to Albany International Corp., 1373 Broadway, Albany, New York 12204, Attention: Joseph M. Gaug. Notice by Albany to Executive shall be given by hand of express mail or overnight courier service as follows: To Michael J. Joyce, 13 Sandalwood Drive, Clifton Park, NY.

IN WITNESS WHEREOF, a duly authorized representative of Albany and Executive have signed this Agreement to be effective as of the day and year first set forth above.

ALBANY INTERNATIONAL CORP.

By:	/s/ Joseph M. Gaug	Dated: October 31, 2011

Name:	Joseph M. Gaug
Its:	Associate General Counsel and Assistant Secretary

EXECUTIVE

/s/ Michael J. Joyce	Dated: October 28, 2011
Michael J. Joyce

SUPPLEMENTAL RELEASE

This supplemental release given to Albany International Corp. (“Albany”) by Michael J. Joyce (“Executive”) is executed in consideration for the covenants made by Albany in a certain Executive Separation Agreement and Release dated as of October 28, 2011.

Executive and his heirs, assigns, and agents release, waive, and discharge Albany, its directors, officers, employees, subsidiaries, affiliates, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the date of this Supplemental Release.

(1) The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; all tort claims; and all claims for attorney’s fees or expenses.

(2) Notwithstanding the foregoing, this release shall not prevent Executive from receiving any compensation earned but not yet paid prior to the Separation Date, any compensation or benefits set forth in this Agreement, or any benefit to which Executive would otherwise be entitled under an existing Albany benefit plan, including: claims for reimbursement of expenses incurred prior to the Separation Date under Albany’s expense reimbursement policy; benefits under any employee benefit plan, as that term is defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); benefits under Workers’ Compensation for injuries occurring on or before the Separation Date; and benefits under any statutory disability plan.

(3) Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against Albany he is releasing, and that he understands that he is not releasing any rights or claims arising after the date of this Supplemental Release.

EXECUTIVE

____________________	DATE:_________________
Michael J. Joyce

WITNESS:_____________________

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